For more information, please contact:	EXHIBIT 99.1

AmTrust Financial Services, Inc.
Investor Relations
Hilly Gross
Ellen Taylor
212.220.7120
IR@amtrustgroup.com

For immediate release
November 3, 2009

AmTrust Financial Services, Inc. Reports Third Quarter Operating Earnings of
$31.8 million and Net Income of $24.2 million

Book Value per Share of $9.03 Increased 12.4% During the Quarter and 38.1% Year to Date

(New York) – AmTrust Financial Services, Inc. (NASDAQ: AFSI) today reported operating earnings of $31.8 million for the third quarter of 2009.  Operating earnings is a non-GAAP financial measure defined by the Company as net income, excluding realized investment gains and losses, net of tax.  During the third quarter of 2009, book value per share increased 12.4% to $9.03 per share.  Gross written premium for the third quarter of 2009 was $295.9 million and net income was $24.2 million.  For the nine months ended September 30, 2009 the Company reported gross written premium of $833.7 million, operating earnings of $93.7 million and net income of $75.2 million.

During the third quarter of 2009, the Company incurred a realized loss on an after-tax basis of $7.6 million on its investment portfolio.  The realized loss related to certain fixed income and equity investments.

Third Quarter and Nine Months Highlights:
•	Quarterly diluted operating earnings per share of $0.53 ($0.64 in 2008)
•	Quarterly diluted earnings per share of $0.40 ($0.15 in 2008)

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•	Nine months ended September 30, 2009 diluted operating earnings per share of $1.56 ($1.52 in 2008)
•	Nine months ended September 30, 2009 diluted earnings per share of $1.25 ($0.95 in 2008)
•	25.1% annualized operating return on equity during the quarter
•	Book value per share of $9.03 as of September 30, 2009 ($6.54 as of December 31, 2008)
•	Combined ratio for the third quarter of 78.0% (58.0% in 2008)
•	Combined ratio for the nine months ended September 30, 2009 of 79.1% (73.1% in 2008)
•	Closed CyberCompTM renewal rights transaction early September 2009

Third Quarter Overview:
Total revenue in the third quarter increased by $74.3 million to $182.0 million, or 69.0%, from $107.7 million in the third quarter of 2008. The Company reported operating earnings of $31.8 million or diluted operating earnings per share of $0.53 for the third quarter of 2009. Net income for the third quarter of 2009 was $24.2 million, or $0.40 diluted earnings per share.

Third Quarter and Nine Months Results:
Revenue:

Total revenue for the third quarter of 2009 increased $74.3 million or 69.0% to $182.0 million from $107.7 million for the third quarter of 2008.  Net premium earned increased $53.0 million or 57.4% to $145.3 million during the third quarter of 2009 from $92.3 million during the third quarter of 2008.  Gross written premium in the third quarter of 2009 increased by $14.7 million to $295.9 million from $281.2 million for the third quarter of 2008.

Total revenue for the nine months ended September 30, 2009 was $536.4 million, an increase of 31.2% from the nine months ended September 30, 2008.  Net premium earned increased $108.8 million or 35.6% to $414.5 million during the nine months ended September 30, 2008.  Gross written premium for the nine months ended September 30, 2009 increased by $16.7 million to $833.7 million from $817.0 million for the nine months ended September 30, 2008.

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Third quarter 2009 net written premium (gross written premium less cessions for reinsurance, including cessions to Maiden Insurance Company (Maiden)) increased $27.9 million or 20.0% to $167.3 million from $139.4 million in the third quarter of 2008.  For the nine months ended September 30, 2009, net written premium increased $51.7 million or 13.2% to $440.6 million from $388.9 million for the nine months ended September 30, 2008.

Under the terms of a reinsurance agreement with Maiden, the Company ceded approximately $269.7 million and $353.6 million of written premium during the nine months ended September 30, 2009 and 2008, respectively.  This agreement with Maiden generated $27.4 million and $37.1 million of earned ceding commission for the third quarter of 2009 and 2008, respectively, and $87.2 million and $92.5 million of earned ceding commission for the nine months ended September 30, 2009 and 2008, respectively.  As previously disclosed, on September 30, 2009 the parties agreed to extend the agreement until June 30, 2013.  The agreement continues to enable the Company to leverage its balance sheet, increase its writings, decrease its expense ratio and, most importantly, increase its return on equity.

Commission and fee income (exclusive of ceding commission from Maiden) for the third quarter 2009 decreased by $1.7 million or 19.5% to $7.0 million from $8.7 million for the third quarter 2008.  Commission and fee income for the nine months ended September 30, 2009 decreased by $1.4 million or 5.9% to $22.0 million from $23.4 million for the nine months ended September 30, 2008.

Net investment income, excluding realized gains and losses in the third quarter 2009, was $14.1 million compared to $15.4 million in the third quarter 2008.  Net investment income, excluding realized gains and losses for the nine months ended September 30, 2009, was $41.3 million compared to $43.1 million for the nine months ended September 30, 2008.  During the three months ended September 30, 2009 and 2008, the Company realized investment losses of $7.6 million and $29.8 million, respectively, on an after-tax basis.  For the nine months ended September 30, 2009 and 2008, the Company realized investment losses of $18.6 million and $34.6 million, respectively, on an after-tax-basis.

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Expenses:

The Company’s loss ratio for the third quarter of 2009 was 53.4% compared to 40.2% for the third quarter of 2008.  The Company’s loss ratio for the nine months ended September 30, 2009 was 55.3% compared to 54.4% for the nine months ended December 31, 2008.  The third quarter 2008 and year to date loss ratios reflect the third quarter release of $15.0 million of loss reserves related to prior accident years.

Acquisition Costs and Other Underwriting Expenses less Ceding Commission Revenue for the three months ended September 30, 2009 increased by $19.4 million to $35.8 million from $16.4 million for the three months ended September 30, 2008.    The expense ratio for the three months ended September 30, 2009 increased to 24.6% from 17.8% for the three months ended September 30, 2008.

Acquisition Costs and Other Underwriting Expenses less Ceding Commission Revenue for the nine months ended September 30, 2009 increased by $41.6 million to $98.7 million from $57.1 million for the nine months ended September 30, 2008.  As a result, the expense ratio for the nine months ended September 30, 2009 increased to 23.8% from 18.7% for the nine months ended September 30, 2008.

The expense ratio for both the quarterly and nine month 2008 comparative periods was positively impacted by the cession of assumed unearned premium in the amount of $78.2 million in connection with the acquisition of Unitrin Business Insurance in the second quarter 2008.

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Other Matters:

Shareholders’ Equity as of September 30, 2009 increased to $535.6 million from $392.5 million as of December 31, 2008.  During the quarter, the Board of Directors declared a quarterly dividend of $0.06 per share.

As of September 30, 2009, the Company’s debt-to-capitalization ratio was 23.9% down from 32.0% from the year ended 2008.  During the second quarter of 2008, the Company entered into a three-year $40.0 million term loan, which has been reduced as of September 30, 2009 to $23.3 million.  Additionally, the Company has $123.7 million of long-term trust preferred securities.

Conference Call:

On November 4, 2009 at 10 a.m. ET, the Company will host a conference call and audio webcast that may be accessed as follows:

Toll-free (Within the U.S.):  877.397.0291
Toll Call (Outside the U.S.): 719.325.4759
Webcast registration: http://ir.amtrustgroup.com

A replay of the call and webcast will be available at approximately 1:00 p.m. ET Wednesday, November 4, 2009 through Wednesday, November 11, 2009. To listen to the replay please dial 888.203.1112 (Within the U.S.) or 719.457.0820 (Outside the U.S.) and enter replay passcode 3891402 or access http://ir.amtrustgroup.com.

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About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., headquartered in New York City, is a multinational insurance holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile and general liability; extended service and warranty coverage.  For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

Forward Looking Statements

This news release contains “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that actual developments will be those anticipated by the Company.  Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company’s products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations.  The Company undertakes no obligation to publicly update any forward-looking statements except as may be required by law.  Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the period ended December 31, 2008.
AFSI-F
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AmTrust Financial Services, Inc.
Income Statement
(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Gross written premium	$295,942	$281,206	$833,698	$817,024

Premium income
Net premium written	$167,317	$139,429	$440,616	$388,928
Change in unearned premium	(22,025)	(47,096)	(26,098)	(83,237)
	145,292	92,333	414,518	305,691

Ceding commission (primarily related party)	27,369	37,116	87,238	92,522
Commission and fee income	6,951	8,749	22,012	23,411
Investment income, net	14,079	15,391	41,250	43,112
Net realized losses	(11,653)	(45,885)	(28,600)	(53,240)
Other investment gain (loss) on managed assets	-	-	-	(2,900)
	36,746	15,371	121,900	102,905

Total revenue	182,038	107,704	536,418	408,596

Loss and loss adjustment expense	77,531	37,094	229,031	166,393
Acquisition costs and other underwriting expense	63,154	53,549	185,895	149,572
Other	5,764	6,062	16,732	13,360
	146,449	96,705	431,658	329,325

Income from continuing operations	35,589	10,999	104,760	79,271

Other income (expense):
Foreign currency gain (loss)	552	515	1,196	659
Interest expense	(3,813)	(3,682)	(11,991)	(11,852)
	(3,261)	(3,167)	(10,795)	(11,193)

Income from continuing operations before provision for income taxes	32,328	7,832	93,965	68,078

Provision for income taxes	8,107	(1,529)	18,811	13,004
Minority interest in net loss of subsidiary	-	-	-	(2,900)
Net income available to common shareholders	$24,221	$9,361	$75,154	$57,974

Operating earnings (1)	$31,795	$39,186	$93,744	$92,580

Earnings per common share:
Basic earnings per share	$0.41	$0.16	$1.26	$0.97
Diluted earnings per share	$0.40	$0.15	$1.25	$0.95
Basic operating earnings per share	$0.54	$0.65	$1.58	$1.54

Weighted average number of basic shares outstanding	59,342	59,995	59,475	59,985
Weighted average number of diluted shares outstanding	59,988	60,816	59,911	60,906

Combined ratio	78.0%	58.0%	79.1%	73.1%

Reconciliation of net realized losses:
Other-than-temporary investment impairments	$(3,147)	$(36,662)	$(15,360)	$(44,633)
Impairments recognized in other comprehensive income	-	-	-	-
	(3,147)	(36,662)	(15,360)	(44,633)
Net realized gains (losses) on sale of investments	(8,506)	(9,223)	(13,240)	(8,607)
Net realized losses	$(11,653)	$(45,885)	$(28,600)	$(53,240)

AmTrust Financial Services, Inc.
Balance Sheet Highlights
(in thousands)
(Unaudited)

	September 30, 2009	December 31, 2008

Cash, cash equivalents and investments	$1,464,501	$1,361,440
Premiums receivables	417,647	419,577
Goodwill and intangible assets	108,421	102,425
Total assets	3,315,702	3,143,893
Loss and loss expense reserves	1,060,059	1,014,059
Unearned premium	790,452	759,915
Trust preferred securities	123,714	123,714
Total stockholders' equity	$535,622	$392,548

AmTrust Financial Services, Inc.
Non-GAAP Financial Measure
(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Reconciliation of net income to operating earnings:
Net income	$24,221	$9,361	$75,154	$57,974
Less: Net realized gains (losses) net of taxes	(7,574)	(29,825)	(18,590)	(34,606)
Operating earnings (1)	$31,795	$39,186	$93,744	$92,580

Operating earnings per common share:
Basic earnings per share	$0.54	$0.65	$1.58	$1.54
Diluted earnings per share	$0.53	$0.64	$1.56	$1.52

(1)
Operating earnings is a non-GAAP financial measure defined by the Company as net income excluding realized investment gains and losses, net of tax and should not be considered an alternative to net income.  The Company's management believes that operating earnings is a useful indicator of trends in the Company's underlying operations.  The Company's measure of operating earnings may not be comparable to similarly titled measures used by other companies.